Exhibit (d)(4)

AMENDMENT NO. 1

TO THE CONFIDENTIALITY AGREEMENT

This Amendment No. 1 (this “Amendment”), effective as of 03 January 2022 (the “Amendment Effective Date”), is made by and between Zogenix, Inc., having a place of business at 5959 Horton Street, 5th Floor, Emeryville, CA 94608, United States (“Zogenix”), and UCB Biopharma SPRL, having a place of business at Allée de la Recherche 60, Brussels, 1070 Belgium (“ UCB”). Zogenix and UCB are hereinafter referred to singularly as “party’ or collectively as the “parties”.

WHEREAS, the parties entered into a certain Confidentiality Agreement having an Effective Date of 25 August 2021 (the “Original Agreement’’); and

WHEREAS, the parties now desire to amend the Original Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.    Capitalized Terms. Capitalized terms used herein shall have the same meanings ascribed to them in the Original Agreement unless otherwise expressly defined herein. In the event of any conflict between the terms of the Original Agreement and the terms of this Amendment, the terms of this Amendment shall govern and control.

2.    Amendments to Original Agreement. The Original Agreement is hereby amended as follows:

The “Purpose”, as defined in Clause 3 of the Original Agreement is hereby amended and expanded to include the evaluation, discussion, and/or negotiation of a potential business transaction between the parties (or their respective Affiliates), for the acquisition by UCB or an Affiliate of UCB of Zogenix.”

3.    Interpretation; Full Force And Effect; Counterparts. The Amendment shall be construed reasonably to carry out its intent without presumption against or in favor of either party. The Original Agreement shall remain in full force and effect in accordance with its original terms and provisions, except as expressly modified by the terms of this Amendment. This Amendment may be executed by the parties hereto in one or more counterparts, all of which shall be valid and binding on the party or parties executing them and all counterparts shall constitute one and the same document for all purposes. Each party hereto represents and warrants that this Amendment has been duly authorized, executed and delivered by or on behalf of such party.

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the Amendment Effective Date.

ZOGENIX, INC.

By:	/s/ Michael P Smith

Name:	Michael P Smith

Title:	Chief Financial Officer

Date:	Jan 3, 2022

UCB BIOPHARMA SPRL

By:	/s/ Alexandre Moreau

Name:	Alexandre Moreau

Title:	Head of Seizure Freedom Mission

Date:	January 4, 2022

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